Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 13, 2008, with respect to the consolidated balance sheets of Excel Technology, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated February 13, 2008 refers to the adoption of FASB Interpretation No. 48, “Accounting For Uncertainty in Income Taxes—an Interpretation of SFAS No. 109”, effective January 1, 2007, and Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”, effective January 1, 2006.

/S/ KPMG LLP

Melville, New York

October 10, 2008